SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

January 17, 2006
Date of Report (Date of earliest event reported)

Hayes Lemmerz International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50303	32-0072578_
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

HLI Operating Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-107539	30-0167742
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15300 Centennial Drive, Northville, Michigan 48168
(Address of principal executive offices) (Zip Code)

(734) 737-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On January 17, 2006, the Compensation Committee of the Board of Directors of Hayes Lemmerz International, Inc. (the "Company") approved the immediate acceleration of vesting of all unvested stock options (the "Options") granted to executive officers of the Company and other employees under the Company's Long Term Incentive Plan (as amended, the "Plan"). The Plan, which is administered by the Committee, provides the Committee with sole discretion to, among other things, accelerate the date on which any Option granted under the Plan becomes exercisable or vested. As a result of the Committee's action, the vesting of 890,038 Options, having a weighted average exercise price of $13.19 per share, has been accelerated.

The Committee's decision to accelerate the vesting of these Options was made primarily to avoid recognizing compensation expense associated with these Options in future financial statements upon the Company's adoption of Statement of Financial Accounting Standards No. 123R, "Share Based Payment" ("SFAS No. 123R"). When effective, SFAS No. 123R will require all share-based payments to employees, including grants of employee stock options, to be recognized on the Company's financial statements based on their fair values. SFAS 123R will become effective as to the Company beginning February 1, 2006. Additionally, the Committee believes these Options, virtually all of which have strike prices that are significantly above the current trading price for the Company's common stock, may not be offering the affected employees sufficient incentive when compared to the potential future compensation expense that would have been attributable to these Options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the co-registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAYES LEMMERZ INTERNATIONAL, INC.

By:	/s/ Patrick C. Cauley
Patrick C. Cauley
Vice President, General Counsel and
Secretary

Dated: January 23, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, the co-registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HLI OPERATING COMPANY, INC.

By:	/s/ Patrick C. Cauley
Patrick C. Cauley
Vice President, General Counsel and
Secretary

Dated: January 23, 2006